Exhibit 99.1

Susquehanna Bancshares, Inc. Announces First Quarter 2009 Results

LITITZ, Pa.--(BUSINESS WIRE)--April 22, 2009--Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ:SUSQ) today announced net income available to common shareholders for the quarter ended March 31, 2009 was $1.9 million, or $0.02 per diluted share, compared to $28.0 million for the first quarter of 2008, or $0.33 per diluted share.

First Quarter Financial Results:

  Net loans and leases grew 10% to $9.8 billion from March 31, 2008.
    Commercial loans increased 17% from March 31, 2008.
    Real estate secured-commercial loans increased 12% from March 31, 2008.
    Real estate secured-residential loans increased 6% from March 31, 2008.
  Total deposits increased 3% to $9.1 billion from March 31, 2008.
    Non-interest bearing demand deposits increased 1% from March 31, 2008.
  Net interest margin for the quarter decreased 31 basis points to 3.40% compared to 3.71% for first quarter of 2008.
  Net charge-offs as a percentage of average loans and leases for the first quarter of 2009 were 0.70% compared to 0.25% for the first quarter of 2008. Non-performing assets as a percentage of loans, leases and other real estate owned were 1.73% at March 31, 2009 compared to 1.03% at March 31, 2008.
  Provision for loan and lease losses increased to $35.0 million for the first quarter ended March 31, 2009 compared to $9.8 million for the first quarter of 2008. The increase was due primarily to a decline in loan quality as well as a continued deterioration in general economic conditions.
  FDIC insurance premiums increased from $0.2 million for the first quarter of 2008 to $6.0 million for the first quarter of 2009.
  The quarter ended March 31, 2009 includes a $6.9 million gain resulting from the sale of Susquehanna’s merchant processing business.
  The Capital Purchase Program provided Susquehanna with $300 million of funds in December 2008. These funds facilitated Susquehanna’s loan growth and resulted in a first quarter 2009 preferred stock dividend and accretion of $4.2 million.
  Common equity was $1.6 billion, or $19.04 per common share, at March 31, 2009 compared to $1.7 billion, or $20.16 per common share, at March 31, 2008.
  Susquehanna’s regulatory capital ratios are as follows:
	At March 31, 2009	Well-Capitalized Threshold
Leverage Ratio	9.76%	5.0%
Tier 1 Capital Ratio	11.13%	6.0%
Total Risk-Based Capital Ratio	13.65%	10.0%
  Return on average assets and average tangible equity(1) for the quarter ended March 31, 2009 finished at 0.18% and 3.60%, respectively. This compared to results of 0.87% and 16.35% for the same measurements, respectively, for the first quarter of 2008.

(1)A non-GAAP-based financial measure. The most comparable GAAP-based measurement for return on average tangible equity is return on average equity. A reconciliation of the differences between non-GAAP-based and GAAP-based measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

Linked Quarter Results (First Quarter 2009 vs. Fourth Quarter 2008)

  Net loans and leases grew 1% from December 31, 2008.
    Commercial loans increased 2% from December 31, 2008.
    Real estate secured – commercial loans increased 1% from December 31, 2008.
    Leases increased 3% from December 31, 2008.
  Total deposits increased 1% to $9.1 billion from December 31, 2008.
    Non-interest bearing demand deposits increased 3% from December 31, 2008.
  Net interest margin decreased 12 basis points to 3.40% compared to the fourth quarter of 2008.
  Net charge-offs as a percentage of average loans and leases increased 10 basis points to 0.70% compared to the fourth quarter of 2008. Non-performing assets as a percentage of loans, leases and other real estate owned increased 51 basis points to 1.73% at March 31, 2009.

“Our results for the first quarter were impacted by a number of issues related to the recession, including the industry-wide increase in FDIC insurance payments, a reduction in net interest margin, and the need to set aside a larger amount for loan losses,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc. “During the quarter, we were pleased to see growth in our core deposit base. We have initiated a focused effort to increase our net interest margin while enhancing key customer relationships.”

“On the loan side, we achieved loan growth of more than $112 million during the quarter and $879 million year-over-year. First quarter results included a strong showing from the bank’s residential mortgage division,” Reuter said. “As expected in this environment, we saw further deterioration in credit quality, with an increase in net charge-offs and non-accrual loans. Susquehanna has strong liquidity, and our capital ratios are well in excess of the bank regulators’ benchmarks to be ranked as well-capitalized.”

Susquehanna will broadcast its first quarter 2009 results conference call over the Internet on April 23, 2009 at 11:00 a.m. Eastern time. The conference call will include management’s discussion of first quarter 2009 results. The discussion may also include forward-looking information and financial goals. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna’s Web site. The event may be accessed by selecting "Investor Relations" near the top right of the home page then “Overview” and clicking on the first quarter webcast link. To listen to the live call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available on the Web site shortly after the call concludes.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of approximately $14 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at more than 230 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $5 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna’s management uses these non-GAAP measures in its analysis of the company’s performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.

The presentation of these non-GAAP financial measures is intended to supplement investors’ understanding of Susquehanna’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per common share data)

	1Q09	1Q08
Balance Sheet (EOP)
Investments	$1,851,155	$2,043,217
Loans and leases	9,766,063	8,887,005
Allowance for loan & lease losses (ALLL)	132,164	92,995
Total assets	13,733,200	13,093,107
Deposits	9,139,800	8,863,477
Short-term borrowings	898,198	510,648
FHLB borrowings	1,060,626	1,289,999
Long-term debt	448,182	421,669
Shareholders' equity	1,933,263	1,733,308

Stated book value per common share	19.04	20.16
Tangible book value per common share	6.65	8.47

Average Balance Sheet
Investments	$1,949,559	$2,039,170
Loans and leases	9,675,242	8,784,067
Total earning assets	11,747,424	10,947,394
Total assets	13,668,549	12,949,666
Deposits	9,142,790	8,753,218
Short-term borrowings	834,395	542,433
FHLB borrowings	1,054,131	1,244,179
Long-term debt	447,817	418,599
Shareholders' equity	1,943,280	1,731,466

Income Statement
Net interest income	$95,270	$98,181
Provision for loan and lease losses	35,000	9,837
Noninterest income	42,220	42,902
Noninterest expense	94,828	91,961
Income before taxes	7,662	39,285
Income taxes	1,637	11,265
Net income	6,025	28,020
Net income available to common shareholders	1,860	28,020
Basic earnings per common share	0.02	0.33
Diluted earnings per common share	0.02	0.33
Cash dividends paid per common share	0.26	0.26

Asset Quality
Net charge-offs (NCO)	$16,584	$5,411
Nonaccrual loans & leases	153,527	74,462
Restructured loans	2,493	2,582
OREO	13,216	14,947
Total nonperforming assets (NPA)	169,236	91,991
Loans & leases 90 days past due	26,620	10,821

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

RATIO ANALYSIS	1Q09	1Q08

Credit Quality
NCO / Average loans & leases	0.70%	0.25%
NPA / Loans & leases & OREO	1.73%	1.03%
ALLL / Nonperforming loans & leases	84.71%	120.70%
ALLL / Total loans & leases	1.35%	1.05%

Capital Adequacy
Equity / Assets	14.08%	13.24%
Long-term debt / Equity	23.18%	24.33%

Profitability
Return on average assets	0.18%	0.87%
Return on average equity	1.26%	6.51%
Return on average tangible equity (1)	3.60%	16.35%
Net interest margin	3.40%	3.71%
Efficiency ratio	67.38%	63.95%

(1)Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average equity which is calculated using GAAP-based amounts. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

	1Q09	1Q08
Return on average equity (GAAP basis)	1.26%	6.51%
Effect of excluding average intangible assets
and related amortization	2.34%	9.84%
Return on average tangible equity	3.60%	16.35%

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
	2009	2008	2008
	(in thousands, except share data)
Assets
Cash and due from banks	$237,114	$237,701	$292,904
Unrestricted short-term investments	123,001	119,146	134,113
Cash and cash equivalents	360,115	356,847	427,017
Restricted short-term investments	50	214	237
Securities available for sale	1,842,063	1,870,746	2,033,924
Securities held to maturity (fair values approximate $9,092, $9,145, and $9,293)	9,092	9,145	9,293
Loans and leases, net of unearned income	9,766,063	9,653,873	8,887,005
Less: Allowance for loan and lease losses	132,164	113,749	92,995
Net loans and leases	9,633,899	9,540,124	8,794,010
Premises and equipment, net	172,186	173,269	180,306
Foreclosed assets	13,216	10,313	14,947
Accrued income receivable	41,307	40,486	44,273
Bank-owned life insurance	355,233	353,771	347,560
Goodwill	1,017,586	1,017,551	949,499
Intangible assets with finite lives	51,389	54,044	55,767
Other assets	237,064	256,478	236,274
Total assets	$13,733,200	$13,682,988	$13,093,107

Liabilities and Shareholders' Equity
Deposits:
Demand	$1,242,979	$1,201,416	$1,232,754
Interest-bearing demand	2,780,871	2,528,475	2,744,201
Savings	731,166	695,275	725,152
Time	2,976,434	3,045,653	2,739,256
Time of $100 or more	1,408,350	1,595,674	1,422,114
Total deposits	9,139,800	9,066,493	8,863,477
Short-term borrowings	898,198	910,219	510,648
Federal Home Loan Bank borrowings	1,060,626	1,069,784	1,289,999
Long-term debt	176,255	176,284	150,298
Junior subordinated debentures	271,927	271,798	271,371
Accrued interest, taxes, and expenses payable	57,116	55,126	63,673
Deferred taxes	90,851	87,695	133,307
Other liabilities	105,164	99,671	77,026
Total liabilities	11,799,937	11,737,070	11,359,799

Shareholders' equity:
Preferred stock, $1,000 liquidation value, 5,000,000 shares authorized. Issued: 300,000 at March 31, 2009; 300,000 at December 31, 2008; and 0 at March 31, 2008	291,115	290,700	0
Common stock, $2.00 par value, 200,000,000 shares authorized; Issued: 86,242,033 at March 31, 2009; 86,174,285 at December 31, 2008; and 85,977,455 at March 31, 2008	172,484	172,349	171,955
Additional paid-in capital	1,055,809	1,055,255	1,040,052
Retained earnings	493,503	512,924	525,454
Accumulated other comprehensive loss, net of taxes of $42,887; $45,936; and $2,236	(79,648)	(85,310)	(4,153)
Total shareholders' equity	1,933,263	1,945,918	1,733,308
Total liabilities and shareholders' equity	$13,733,200	$13,682,988	$13,093,107

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended
	March 31,
(In thousands, except per share data)	2009	2008
Interest Income:
Loans and leases, including fees	$137,019	$150,757
Securities:
Taxable	19,620	22,447
Tax-exempt	3,682	2,762
Dividends	962	1,505
Short-term investments	287	1,022
Total interest income	161,570	178,493
Interest Expense:
Deposits:
Interest-bearing demand	6,818	11,239
Savings	720	1,542
Time	39,697	43,608
Short-term borrowings	1,065	3,325
FHLB borrowings	10,060	12,756
Long-term debt	7,940	7,842
Total interest expense	66,300	80,312
Net interest income	95,270	98,181
Provision for loan and lease losses	35,000	9,837
Net interest income, after provision for loan and lease losses	60,270	88,344
Noninterest Income:
Service charges on deposit accounts	9,549	11,088
Vehicle origination, servicing, and securitization fees	2,086	3,428
Asset management fees	5,969	4,845
Income from fiduciary-related activities	1,725	2,294
Commissions on brokerage, life insurance and annuity sales	1,673	1,688
Commissions on property and casualty insurance sales	3,817	3,913
Income from bank-owned life insurance	1,637	3,526
Net gain on sale of loans and leases	1,697	1,325
Net realized gain on securities	24	88
Other	14,043	10,707
Total noninterest income	42,220	42,902
Noninterest Expenses:
Salaries and employee benefits	47,564	46,045
Occupancy	9,488	9,455
Furniture and equipment	3,751	4,080
Advertising and marketing	2,195	4,176
FDIC insurance	6,044	247
Amortization of intangible assets	2,655	2,507
Vehicle lease disposal	2,979	2,195
Other	20,152	23,256
Total noninterest expenses	94,828	91,961
Income before income taxes	7,662	39,285
Provision for income taxes	1,637	11,265
Net Income	6,025	28,020
Preferred stock dividends and accretion	4,165	0
Net Income Available to Common Shareholders	$1,860	$28,020
Earnings per common share:
Basic	$0.02	$0.33
Diluted	$0.02	$0.33
Cash dividends per common share	$0.26	$0.26
Average common shares outstanding:
Basic	86,152	85,922
Diluted	86,156	85,963

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

Interest rates and interest differential-taxable equivalent basis

	For the Three-month Period Ended			For the Three-month Period Ended
	March 31, 2009			March 31, 2008
	Average			Average
(Dollars in thousands)	Balance	Interest	Rate (%)	Balance	Interest	Rate (%)
Assets
Short-term investments	$122,623	$287	0.95	$124,157	$1,022	3.31
Investment securities:
Taxable	1,606,900	20,582	5.19	1,771,813	23,952	5.44
Tax-advantaged	342,659	5,665	6.70	267,357	4,249	6.39

Total investment securities	1,949,559	26,247	5.46	2,039,170	28,201	5.56
Loans and leases, (net):
Taxable	9,454,551	134,657	5.78	8,594,189	148,456	6.95
Tax-advantaged	220,691	3,634	6.68	189,878	3,540	7.50

Total loans and leases	9,675,242	138,291	5.80	8,784,067	151,996	6.96

Total interest-earning assets	11,747,424	$164,825	5.69	10,947,394	181,219	6.66
Allowance for loan and lease losses	(118,005)			(89,717)
Other non-earning assets	2,039,130			2,091,989

Total assets	$13,668,549			$12,949,666

Liabilities
Deposits:
Interest-bearing demand	$2,674,774	$6,818	1.03	$2,719,609	$11,239	1.66
Savings	708,570	720	0.41	713,158	1,542	0.87
Time	4,568,870	39,697	3.52	4,140,762	43,608	4.24
Short-term borrowings	834,395	1,065	0.52	542,433	3,325	2.47
FHLB borrowings	1,054,131	10,060	3.87	1,244,179	12,756	4.12
Long-term debt	447,817	7,940	7.19	418,599	7,842	7.53

Total interest-bearing liabilities	10,288,557	$66,300	2.61	9,778,740	$80,312	3.30
Demand deposits	1,190,576			1,179,689
Other liabilities	246,136			259,771

Total liabilities	11,725,269			11,218,200

Equity	1,943,280			1,731,466

Total liabilities & shareholders' equity	$13,668,549			$12,949,666

Net interest income / yield on average earning assets		$98,525	3.40		$100,907	3.71

1.	Average loan balances include non accrual loans.
2.	Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.
3.

For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

LOANS AND LEASES

Loans and leases, net of unearned income, were as follows:

	March 31,	December 31,	March 31,
	2009	2008	2008
	(in thousands)
Commercial, financial, and agricultural	$2,222,518	$2,169,262	$1,896,425
Real estate - construction	1,308,187	1,313,647	1,289,252
Real estate secured - residential	2,303,210	2,298,709	2,167,903
Real estate secured - commercial	2,912,866	2,875,502	2,605,341
Consumer	315,663	314,051	394,364
Leases	703,619	682,702	533,720
Total loans and leases	$9,766,063	$9,653,873	$8,887,005

CONTACT:
Susquehanna Bancshares, Inc.
Abram G. Koser, Vice President, Investor Relations
717-625-6305
ir@susquehanna.net